Exhibit 99.2

News Release

Weatherford Completes Sale of Engineered Chemistry and Drilling Fluids Businesses
and Monetizes Proserv Interest

BAAR, Switzerland, December 31, 2014 – Weatherford International plc (NYSE: WFT) closed the previously announced sale of the Company's engineered chemistry and Integrity drilling fluids businesses to an affiliate of The Lubrizol Corporation, a Berkshire Hathaway company, for a purchase price of $750 million, subject to a customary post-closing working capital adjustment. Weatherford may also receive a potential increase of $75 million from an earnout tied to the post-closing performance of the disposed businesses during the twelve month period after the closing date. Cash proceeds from the sale will be used to repay or repurchase debt.
In addition, on December 23, 2014, the Company completed the disposition of all of its shares of Proserv Group Inc. (“Proserv”). As previously announced, Proserv was acquired by affiliates of investor Riverstone Holdings LLC, in partnership with Proserv management. Proceeds received by Weatherford were used to repay or repurchase debt.
Bernard J. Duroc-Danner, Chairman, President and Chief Executive Officer of Weatherford stated: “We are pleased with the closing of these transactions. The divestments are another step in Weatherford’s previously announced plans to monetize the company’s non-core businesses. These transactions bring our total realized cash divestiture proceeds to over $1.7 billion for 2014, significantly exceeding our previously stated divestment target of $1 billion. With these proceeds, the level of debt that Weatherford carries at year end will be well below our own targets and de-risks the company substantially ahead of a cyclically challenged year in the industry.”

About Weatherford

Weatherford is an Irish-based, multinational oilfield service company. Weatherford’s product and service portfolio spans the lifecycle of the well and includes Well Construction, Formation Evaluation, Completion and Artificial Lift. The Company operates in over 100 countries and has a network of 1,400 manufacturing, service, research and development and training facilities worldwide.

Weatherford Contacts

Contacts:	Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “should,” “could,” “will,” “would,” and “will be,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements, including statements regarding the potential earnout and the use of proceeds, are subject to significant risks, assumptions and uncertainties. Forward-looking statements also are affected by the risk factors described in Weatherford’s Annual Report on Form 10-K for the year ended December 31, 2013, and those set forth from time-to-time in other filings with the Securities and Exchange Commission. Weatherford undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

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